Exhibit 24.2  Consent of Independent Certified Public Accountants

We hereby consent to the use in the Registration Statement of CFI Mortgage, Inc. on Form S-8 under the Securities Act of 1933 of our report dated March 10, 2001, except for Note 16, as to which the date is April 12, 2001.

/s/  Weinick, Sanders, Leventhal & Co. LLP
Weinick, Sanders, Leventhal & Co. LLP, CPAs
Certified Public Accountants
October 26, 2001
New York, New York